Exhibit 99.B(h)(4)

Schedule A

Dated June 28, 2017 to the

Shareholder Services Plan dated March 24, 2015

Fund	Class of Shares	Shareholder Services Fee

Catholic Values Equity Fund	Class F	0.25%
Catholic Values Fixed Income Fund	Class F	0.25%

SEI CATHOLIC VALUES TRUST

By:	/s/ Stephen G. MacRae	Date:	6/28/17
Stephen G. MacRae
Vice President

SEI INVESTMENTS DISTRIBUTION COMPANY

By:	/s/ Maxine J. Chou	Date:	6/28/17
Maxine J. Chou
CFO & COO